Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2019, except for the fourth paragraph of Note 1, as to which the date is July 12, 2019, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-232400) and related Prospectus of Health Catalyst, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 12, 2019